Exhibit 99. 4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Background

Effective November 2, 2015 (the “closing date”) Star Mountain Resources, Inc., a Nevada corporation (“Star Mountain”) acquired a 100% interest in Northern Zinc, LLC, a Nevada limited liability company (“Northern Zinc”), pursuant to an October 13, 2015 purchase agreement amongst Star Mountain, Northern Zinc and Northern Zinc’s sole member the Aviano Financial Group, LLC, a Delaware limited liability company (the “Northern Zinc Purchase Agreement”). On the closing date Northern Zinc acquired from HudBay Minerals Inc. (“HudBay”) 100% of the issued and outstanding common stock of Balmat Holding Corporation (“Balmat”), a company incorporated under the laws of the State of Delaware, and its wholly owned subsidiary, St. Lawrence Zinc Company, LLC (“SLZ”), a company incorporated under the laws of the State of Delaware, pursuant to a second October 13, 2015 purchase agreement amongst Star Mountain, Northern Zinc, HudBay, Balmat and SLZ (the “Balmat Purchase Agreement” and together with the Northern Zinc Purchase Agreement the “Balmat Acquisition”). SLZ, in-turn, owns the Balmat zinc mine and processing assets located in upper New York State. With the completion of the Balmat Acquisition, Balmat became a wholly owned subsidiary of Northern Zinc and Northern Zinc became a wholly owned subsidiary of Star Mountain.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Star Mountain, Northern Zinc and the consolidated financial statements of Balmat and has been prepared to reflect the Balmat Acquisition. They are presented for illustrative purposes only and may not be indicative of the combined company’s financial position or results of operations that would have actually occurred had the Balmat Acquisition been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The data in the unaudited pro forma condensed combined balance sheet as of September 30, 2015 assumes the Balmat Acquisition was completed on that date. The data in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 assume the Balmat Acquisition was completed as of January 1, 2014.

The unaudited pro forma condensed combined financial information should be read in conjunction with the other materials filed with this Current Report on Form 8-K/A.

The Balmat Acquisition will be accounted for as a business combination in accordance with FASB ASC Topic 805. For purposes of this unaudited pro forma condensed combined financial information, the Balmat Acquisition price has been allocated to the assets acquired and liabilities assumed based on a preliminary estimate of those assets and liabilities. The actual amounts recorded upon finalization of the purchase price allocation may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information. Our financial statements issued after the completion of the Balmat Acquisition will reflect such fair values, which may materially differ from the amounts allocated to such tangible and intangible assets and liabilities in the historical financial statements of Northern Zinc and Balmat, and Star Mountain will determine a new basis in such assets and liabilities that will be reflected in our accounting. As a result, amounts presented in our future consolidated financial statements and footnotes will not be comparable with those of historical periods or with the pro forma financial information included in this Current Report on Form 8-K/A.

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Star Mountain Resources, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2015

(in thousands, except per share data)

	Historical			Pro Forma
	Star Mountain	Northern Zinc	Balmat Holdings	Adjustment		Combined
ASSETS
Current assets:
Cash and cash equivalents	$492	-	$74	$(500)	a	$138
				72	b
Restricted cash	500	-	-	(500)	a	-
Prepaid expenses	1,530	-	123	-		1,653
Deposits	-	500	-	(500)	a	-
Total current assets	2,522	500	197	(1,428)		1,791
Materials and supplies inventory	-	-	742	2,258	a	3,000
Property and equipment, net	74	-	2,500	13,521	a	16,095
Land	-	-	-	3,200	a	3,200
Investment in acquisition	550	-	-	(550)	c	-
Mineral rights	24	-	-	5,000	a	5,024
Mineral reserves	-	-	-	10,000	a	10,000
Surety bond	24	-	1,664	-		1,688
Total Assets	$3,194	$500	$5,103	$32,001		$40,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$235	-	$73	$(29)	b	$279
Accounts payable – related party	32	-	-	-		32
Loans payable – related party	375	-	-	-		375
Stipulated agreement liability – related party	79	-	-	-		79
Other liabilities	-	-	14	-		14
Total current liabilities	721	-	87	(29)		779
Due to Hudbay Minerals, Inc.	-	-	92,433	(92,433)	d	-
Promissory note to Hudbay Minerals Inc. (net of note discount)	-	-	-	11,452	a	11,452
Notes payable	-	-	-	1,390	a	1,390
Asset retirement obligation	-	-	23,195	(8,195)	a	15,000
Total Liabilities	721	-	115,715	(87,815)		28,621
Stockholders’ equity:
Members’ capital contributions	-	500	-	(500)	e	-
Preferred stock, authorized 50,000,000 shares, $.001 par value, 5,000 issued and outstanding	-	-	-	-		-
Common stock, authorized 350,000,000 shares, $.001 par value, 24,223,729 and 34,223,729	24	-	-	10	a	34
Common stock subscribed	55	-	-	-		55
Additional paid in capital	14,201	-	-	9,140	a	23,294
				503	a
				(550)	c
Accumulated deficit	(11,807)	-	(110,612)	110,612	f	(11,206)
				500	a
				101	b
Total Stockholders’ Equity (Deficit)	2,473	500	(110,612)	119,816		12,177
Total Liabilities and Stockholders’ Equity (Deficit)	$3.194	$500	$5,103	$32,001		$40,798

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

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Star Mountain Resources, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine months ended September 30, 2015

(in thousands, except per share data)

	Historical			Pro Forma
	Star Mountain	Northern Zinc	Balmat Holdings	Adjustment		Combined

Operating Expenses
Executive compensation	$1,093	-	-	-		$1,093
Exploration and development	160	-	48	-		208
Care and maintenance	-	-	5,019	-		5,019
General and administrative	613	-	-	(101)	g	512
General and admin – related party	2,076	-	-	-		2,076
Depreciation	-	-	-	501	h	501
Accretion	-	-	202	(202)	i	-
Total Operating Expenses	3,942	-	5,269	198		9,409

Other Expense (Income)
Interest income	-	-	(7)	-		(7)
Interest expense – related parties	25	-	-	-		25
Interest expense	2	-	-	599	j	601
Foreign exchange	-	-	(13,109)	13,109	k	-
Total Other Expense (Income)	27	-	(13,116)	13,708		619

Income (Loss) Before Income Taxes	(3,969)	-	7,847	(13,906)		(10,029)

Provision for Income Taxes	-	-	-	-		-

Net Income (Loss)	$(3,969)	-	$7,847	$(13,906)		$(10,028)

Net Income (Loss) per Share:
Basic	$(0.21)					$(0.35)

Weighted Average Share Outstanding:
Basic	19,006			10,000	a	29,006

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

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Star Mountain Resources, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2014

(in thousands, except per share data)

	Historical			Pro Forma
	Star Mountain	Northern Zinc	Balmat Holdings	Adjustment		Combined

Operating Expenses
Executive compensation	$554	-	-	-		$554
Exploration and development	67	-	69	-		136
Care and maintenance	-	-	3,654	-		3,654
General and administrative	955	-	-	-		955
General and admin – related party	1,097	-	-	-		1,097
Depreciation	-	-	-	668	h	668
Accretion	-	-	325	(325)	i	-
Total Operating Expenses	2,673	-	4,048	343		7,064

Other Expense (Income)
Interest income	-	-	(9)	-		(9)
Interest expense – related parties	962	-	-	-		962
Interest expense	497	-	-	786	j	1,283
Foreign exchange	-	-	(9,278)	9,278	k	-
Loss on disposition of asset	24	-	-	-		24
Total Other Expense (Income)	1,483	-	(9,287)	10,064		2,260

Income (Loss) Before Income Taxes	(4,156)	-	5,239	(10,407)		(9,324)

Provision for Income Taxes	-	-	-	-		-

Net Income (Loss)	$(4,156)	-	$5,239	$(10,407)		$(9,324)

Net Loss per Share:
Basic	$(0.12)					$(0.21)

Weighted Average Share Outstanding:
Basic	33,819			10,000	a	43,819

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

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Star Mountain Resources, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information presented here is based on the historical financial statements of Star Mountain, Northern Zinc and the consolidated financial statements of Balmat and has been prepared to reflect the Balmat Acquisition. These financial statements are presented for illustrative purposes only and may not be indicative of our financial position or results of operations that would have actually occurred had the Balmat Acquisition been completed at or as of the dates indicated, nor is it indicative of our future operating results. The data in the unaudited pro forma condensed combined balance sheet as of September 30, 2015 assume the Balmat Acquisition was completed on that date. The data in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 assume the Balmat Acquisition was completed as of January 1, 2014.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Balmat Acquisition and factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations are based on items directly attributable to the Balmat Acquisition, factually supportable and expected to have a continuing impact on us.

At this time, we have not completed a detailed valuation analysis to determine the fair values of Balmat’s assets and liabilities and accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, and such changes may be material. Additionally, we have not completed the due diligence necessary to identify items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined financial information.

Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of Balmat’s assets and liabilities, including, but not limited to, mineral reserves, mineral rights, land, property and equipment, inventory, asset retirement obligations, outstanding payments due to the seller (HudBay) and other intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits; or interest income and expense; that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary due diligence is completed, the final purchase price is determined and the purchase price allocation is completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statement of operations and the pro forma condensed combined balance sheet do not reflect the cost of any integration activities or benefits from the Balmat Acquisition and synergies that may be derived from any integration activities, both of which may have a material impact on the combined results of operations in periods following the completion of the Balmat Acquisition.

Certain amounts in Northern Zinc’s and Balmat’s consolidated balance sheet and income statement have been reclassified to conform to our presentation.

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Note 2. Pro forma adjustments (in thousands)

Unaudited Pro Forma Condensed Combined Balance Sheet

a	On November 2, 2015, we completed the Balmat Acquisition for $11,153. The purchase price was allocated as follows:

Consideration:
Cash	$1,500
550 shares to HudBay	503
10,000 shares (to Aviano)	9,150
Total consideration paid	$11,153

Assets received:
Cash and cash equivalents	74
Prepaid expenses and other current assets	123
Material and supplies inventories	3,000
Restricted cash (environmental deposit)	1,664
Plant and equipment	16,021
Land	3,200
Mineral rights	5,000
Mineral reserves	10,000
Total assets received	$39,082

Liabilities Assumed:
Accounts payable and other liabilities	87
Asset retirement obligations	15,000
Promissory Note to HudBay Minerals Inc.	11,452
Assumed Northern Zinc debt (Aviano N/P)	1,390
Total liabilities assumed	$27,929

Total Consideration paid	$11,153

b

In connection with the Balmat Acquisition, we incurred estimated additional transaction costs of $101 of which $72 had been paid as of September 30, 2015 and $29 was in accounts payable and accrued expenses as of September 30, 2015.

c

In connection with the Balmat Acquisition, HudBay was issued 550 shares of our common stock in September 2015 and prior to the actual closing date of the acquisition on November 2, 2015. This issuance, originally recorded as an investment in acquisition, became part of the purchase consideration to Hudbay on the acquisition closing date.

d

Just prior to the closing date of the Balmat Acquisition, HudBay exchanged the entire balance of the amount owed by Balmat Holdings to HudBay for additional common stock shares of Balmat Holdings. These additional common stock shares were then acquired by us on the acquisition closing date.

e	To eliminate the members’ capital contributions of the acquired Northern Zinc entity.

f	To eliminate the historical losses of Balmat Holdings.

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Unaudited Pro Forma Condensed Combined Statement of Operations

g

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 reflect a reduction to selling, general and administrative expenses of $101 for estimated transaction costs that we incurred.

h

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 reflect increased depreciation expense of $501 and $668, respectively, to give effect to the acquired Balmat assets subject to a depreciation method not tied to production. For purposes of this analysis, we have assumed the Balmat mine was on care and maintenance since January 1, 2014 with no production taking place.

i

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 reflect reductions in accretion expense of $202 and $325, respectively, reflecting our assumption that the Balmat mine was care and maintenance since January 1, 2014 with no ore being mined.

j

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 reflect an increase to interest expense of $599 and $786, respectively, consisting of interest of 8.0% per annum on the $1,390 assumed Northern Zinc debt and amortization of the $1,948 discount on the promissory note to HudBay.

k

Historically, Balmat incurred foreign exchange gains/losses as its functional currency was USD while its parent, HudBay, used a Canadian dollar functional currency. These adjustments eliminate foreign exchange gains/losses as Balmat, Northern Zinc and Star Mountain all use a USD functional currency.

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